EXHIBIT 99.1

PHP HEALTHCARE
CORPORATION                   FOR IMMEDIATE RELEASE
                                 For more information contact:

                                 Charles H. Robbins
                                 Chairman and CEO
                                 703/758-3600

                                 Jack M. Mazur
                                 President
                                 703/758-3600

PHP HEALTHCARE COMPLETES PRIVATE OFFERING OF CONVERTIBLE DEBT

Reston, Virginia, December 21, 1995 -- PHP Healthcare Corporation (NYSE: PPH) announced today that it completed the private sale of $69,000,000 in aggregate principal amount of the Company's 6-1/2% Convertible Subordinated Debentures due December 15, 2002. The Debentures are convertible into PHP common stock at a conversion price of $27.25 per share.

The Debentures are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth in the Indenture, together with accrued interest, except that no redemption may be made prior to December 17, 1998. Upon a Repurchase Event, each holder of Debentures shall have the right, at the holder's option, to require the Company to repurchase such holder's Debenture at a purchase price equal to 100% of the principal amount thereof, plus accrued interest. The Debentures are unsecured obligations of the Company and are subordinated to all of the Company's Senior Indebtedness (as defined) whether now existing or hereafter incurred. The Indenture does not restrict the incurrence of any other indebtedness or liabilities by the Company.

The Debentures and the underlying common stock have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable state securities laws. The Debentures have been offered only to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements provided by Rule 144A, and outside the United States to certain persons in reliance on Regulation S under the Securities Act.

The net proceeds from the sale of the Debentures will be used to repay certain indebtedness, to fund expansion of the Company's Commercial Managed Care Services division, and for general corporate purposes, including working capital and possible acquisitions and joint ventures.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy the Debentures.

                              # # #

Corporate Headquarters   11440 Commerce Park Drive, Reston,
Virginia 22091  (703) 758-3600

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